UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2005, Mercury Interactive Corporation (the “Company”) entered into an agreement (the “Agreement”) with Amnon Landan, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, pursuant to which Mr. Landan has resigned from his positions as Chief Executive Officer and member of the Board of Directors effective November 1, 2005. Mr. Landan will terminate his employment with the Company, to be effective in 60 days, during which period he will cooperate in the management transition. Under the terms of the Agreement, the Company will not consider Mr. Landan’s resignation voluntary. The Special Committee of the Board of Directors (the “Special Committee”) will determine by May 15, 2006 whether Mr. Landan should be treated as having been terminated for cause under the terms of his employment agreement dated February 11, 2005 (the “Employment Agreement”), and no statutes of limitations on any claims the Company or Mr. Landan may have under the Employment Agreement shall begin to run until the Special Committee makes its determination.

Under the terms of the Agreement, the Company will pay Mr. Landan’s unpaid base salary. Under the Employment Agreement, in the event Mr. Landan is terminated for cause Mr. Landan will receive no severance benefits. Severance benefits which may be due Mr. Landan will not become due until ten days after the Special Committee determines whether Mr. Landan should be considered to have been terminated for cause. Other than partial vesting acceleration and extension of the exercise period, no severance payment or benefit to which Mr. Landan may be entitled is to be paid to him until the end of the six-month period measured from the date of termination of his employment. Mr. Landan and the Special Committee have agreed that they will attempt to reach agreement on the amount of vacation days and bonus due to Mr. Landan and on an amount to be paid or repaid to the Company in connection with Mr. Landan’s stock options or otherwise within 30 days of the execution of the Agreement. In the event they are unable to agree on any of these matters, these amounts will be determined through arbitration.

In addition, the Company and Mr. Landan each reserve all rights under the Employment Agreement, and Mr. Landan waives his right to notice of any termination for cause under the Employment Agreement.

On October 31, 2005, the Company entered into an agreement with Doug Smith, the Company’s Chief Financial Officer, pursuant to which the parties agreed that Mr. Smith’s existing stock options will be repriced to the closing price of the Company’s stock on the day in November 2001 these grants were actually determined. In addition the parties agreed that, to the extent Mr. Smith has exercised options, he will pay to the Company the difference between the exercise price of the options and the closing price of the Company’s stock on the day in November 2001 the grants were actually determined. Under the terms of the Company’s agreement with Mr. Smith, if the date to be used as “the day the grants were actually determined” cannot be agreed between the Special Committee and Mr. Smith within 30 days of the execution of the Company’s agreement with Mr. Smith, such date will be selected through arbitration.

On November 1, 2005, the Compensation Committee of the Company’s Board of Directors approved changes to the Company’s existing change of control agreement with David Murphy, the Company’s new Chief Financial Officer, providing for a severance payment, if Mr. Murphy’s employment is terminated within 18 months of a change of control, equal to 24 months’ annual base salary once Mr. Murphy’s actual term of service with the Company reaches four years. In addition, the Compensation Committee approved an increase in Mr. Murphy’s annual base salary to $375,000 and in his target bonus to 100% of annual base salary, the grant to Mr. Murphy of stock options to purchase 100,000 shares of the Company’s common stock vesting over four years with an exercise price of $35.00 per share (the closing price of the Company’s common stock on November 1, 2005), and entry into change of control agreements with certain other officers.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.47    Agreement by and between the Company and Amnon Landan dated November 1, 2005

10.48    Agreement by and between the Company and Doug Smith dated October 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Anthony Zingale
	Name:	Anthony Zingale
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.47	Agreement by and between the Company and Amnon Landan dated November 1, 2005

10.48	Agreement by and between the Company and Doug Smith dated October 31, 2005